DEALER AGREEMENT

This Dealer Agreement (hereinafter "Agreement") is made and entered into as of the 1st day of November 2023, by and between Nelson and Pade, Inc., a Wisconsin corporation (herein "N&P"), with offices located at W3731 State Route 23, Montello, Wisconsin 53949, and Himalaya Technologies, Inc. a Nevada corporation and subsidiary KANAB CORP. with offices located at 831 W North Ave., Pittsburgh, PA 15233 are collectively described herein ("Dealer").

RECITALS

A. N&P is engaged in the business of designing and manufacturing the Products (as defined below) and desires to contract with Dealer to distribute such Products pursuant to the terms and conditions set forth in this Agreement.

B. Dealer desires to be a dealer of N&P, based on the terms and conditions set forth in this Agreement.

In consideration of the foregoing recitals, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

"Agreement" means this agreement, together with all schedules hereto now or hereafter signed by Dealer and N&P (all of which are herein incorporated by reference), as the same may be modified, amended or supplemented from time to time.

"Products" mean (i) products manufactured by N&P listed on the attached Schedule A, incorporated herein by reference, and (ii) unless the context indicates otherwise, all spare, replacement, and complimentary parts sold by N&P for the Products.

The terms "sale" and "resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, and any other arrangement whereby Products are placed at the disposal of the ultimate user.

ARTICLE 2
APPOINTMENT AS DEALER

2.1. N&P hereby appoints Dealer as an authorized dealer for the sale of Products, and Dealer hereby accepts this appointment. Dealer shall use its best efforts to sell and promote the

sale of Products, which best efforts shall include but not be limited to prompt performance of all of its obligations under this Agreement and to prompt and satisfactory performance of all of the written marketing and sales requirements, policies and procedures imposed upon Dealer by N&P, from time to time, upon notice to Dealer. Dealer will become familiar with the Products and N&P's terms and conditions of sale. Dealer shall not directly sell any Products, but rather, shall secure purchase orders from customers and forward the same to N&P for processing.

2.2. During the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement, neither Dealer nor any subsidiary, parent, or affiliate of Dealer shall market, distribute, sell, install, or manufacture any products that are similar or otherwise competitive with the Products unless mutually agreed to by N&P and listed under Schedule B. Dealer agrees and acknowledges that N&P would not have entered into this Agreement without the protections afforded to it by this covenant not to compete and that this covenant not to compete is reasonable both as to time and to area and is necessary for N&P's protection. Dealer expressly agrees and acknowledges that any breach of this covenant not to compete would injure N&P irreparably and therefore N&P may, in addition to pursuing any and all remedies provided by law, obtain an injunction against Dealer restraining any violation of this covenant not to compete.

2.3. Dealer shall conduct its business hereunder as a principal for its own account and at its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between N&P and Dealer, and the parties shall be independent contractors. Dealer covenants and warrants that it will not act or represent itself directly or by implication as agent for N&P and will not attempt to create any obligation, or make any representation, on behalf of or in the name of N&P; however, Dealer may hold itself out as a "Dealer" of the Products.

2.4. During the first twenty-four (24) months of the term of this Agreement, Dealer agrees to use its best efforts to sell a minimum amount of the Products as follows:

First 12 Months	$500,000
Second 12 Months	$1,000,000

ARTICLE 3
RESALE

3.1. N&P shall allow the Dealer as the Dealer's compensation, to mark-up the suggested invoice sales price of the Products shipped by N&P from orders of the Products resulting directly from the sales and marketing efforts of Dealer. The pricing schedule will be provided and may be amended by addendum for Product Packages/Bundles designed for FOMO clients by N&P. Orders from FOMO and payments to N&P will be bound by N&P's Terms of Sale, or as negotiated between FOMO and N&P at a later date. The invoice on which sales shall be based shall include freight charges and taxes and shall be reduced for any discounts or returns and allowance. Copies of all purchase orders and/or invoices will be sent by FOMO to N&P. In the event of termination of this Agreement, Dealer shall be entitled to all sales on orders submitted and accepted by N&P prior to the date of termination, but shall not be entitled to commissions for orders submitted or accepted after the date of termination.

3.2. Price discounts other than as set forth in N&P's price schedules shall only be made with prior approval of N&P. If such approval is given by N&P, sales earned by Dealer shall be as mutually identified between Dealer and N&P.

3.3. Dealer shall be responsible for all of the expenses of Dealer in marketing the Products hereunder, including but not limited to all food, travel, lodging, and other related expenses.

ARTICLE 4
MARKETING

4.1. N&P will furnish Dealer with a reasonable supply of price lists, sales literature, catalogues, and other information regarding the Products necessary to enable Dealer to furnish the proper advice and assistance to its customers.

4.2. N&P will timely furnish to Dealer all reasonable technical and sales support to assist Dealer in obtaining sales of the Products.

4.3. Dealer will market the Products in accordance with the Marketing Plan attached hereto as Exhibit C, as amended from time to time, by agreement of the parties.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1. Dealer acknowledges that Nelson and Pade, Inc., Nelson and Pade, N&P and Aquaponics are tradenames of N&P. During the term of this Agreement, N&P hereby grants Dealer a license to use N&P's name or any such trade name, trademark, or logo (or any mark or name closely resembling the same) of N&P associated with the Products (hereinafter the "Marks") and N&P's information, photos, logos, or images set forth in N&P's brochures, sales information, or website, whether copyrighted or trademarked, to advertise or to sell, offer to sell, or distribute the Products.

5.2. Dealer recognizes the great value of the goodwill associated with the Marks and acknowledges the validity of the Marks and that the Marks, and all rights therein and the goodwill pertaining thereto, belong exclusively to N&P, and not to Dealer or to a third party. Dealer further recognizes and acknowledges that the Marks have acquired secondary meaning in the mind of the public, both inside and outside the United States. Notwithstanding anything expressed in this Agreement to the contrary, Dealer shall not acquire and shall not claim any rights to the Marks other than the rights granted by N&P under this Agreement. During the term of this Agreement and after, Dealer shall not use or register any trademark, service mark, logo, trade name, or trade dress or combination thereof that is, in any way, similar to the Marks. Dealer agrees and acknowledges that N&P would not have entered into this Agreement without the protections afforded to it by this Section 5.2 and that these restrictions are reasonable and necessary for N&P's protection. Dealer expressly agrees and acknowledges that any breach of these restrictions would injure N&P irreparably and, therefore, N&P may, in addition to pursuing any and all remedies provided by law, including the liquidated damages provided for herein, obtain an injunction against Dealer restraining any violation of this restriction. In addition, Dealer agrees and acknowledges that any monetary damages arising out of or related to any

breach by Dealer of these restrictions set forth in this Section 5.2 would be difficult to determine and calculate; therefore, N&P shall be entitled to receive from Dealer, upon each breach by Dealer of this Section 5.2, $250,000.00 United States Dollars, plus all attorney's fees and costs associated with enforcing this provision in the United States, and otherwise, as liquidated damages for each violation of Section 5.2.

5.3. Dealer acknowledges and agrees that its marketing, sale, and use of the Products: (a) will not damage the substantial goodwill which N&P has established and now possesses in the Marks; and (b) will be of a high standard and of such quality so as to not damage N&P's goodwill, and Dealer will adequately exploit the Marks to the best advantage in such a way to further the protection and enhancement of the Marks, as determined by N&P in its sole discretion (the "Quality Standards"). Dealer will market, sell, and use the Products in accordance with all applicable and local laws and regulations such that the policies of marketing, sale, and use of the Products by Dealer shall in no manner reflect adversely upon the good name of N&P.

5.4. All uses by Dealer in its advertising or elsewhere of the Marks now or hereafter owned or licensed by N&P or any of its affiliates shall be subject to the prior approval of N&P.

5.5. Dealer acknowledges that the Products are the subject of various patent, copyrights, and other and intellectual property rights which are the property of N&P (the "Intellectual Property"). Dealer shall not, in any way practice the technology set forth in the Intellectual Property or otherwise use the Intellectual Property, in any jurisdiction in the World, for any purpose without a written license from N&P. Dealer shall not acquire and shall not claim any rights to the Intellectual Property. Dealer agrees and acknowledges that N&P would not have entered into this Agreement without the protections afforded to it by this Section 5.5 and that these restrictions are reasonable and necessary for N&P's protection. Dealer expressly agrees and acknowledges that any breach of these restrictions would injure N&P irreparably and, therefore, N&P may, in addition to pursuing any and all remedies provided by law, including the liquidated damages provided for herein, obtain an injunction against Dealer restraining any violation of this restriction. In addition, Dealer agrees and acknowledges that any monetary damages arising out of or related to any breach by Dealer of these restrictions set forth in this Section 5.5 would be difficult to determine and calculate; therefore, N&P shall be entitled to receive from Dealer, upon each breach by Dealer of this Section 5.5, $500,000.00 United States Dollars, plus all attorney's fees and costs associated with enforcing this provision in the United States, and otherwise, as liquidated damages for each violation of this Section 5.5.

5.6. Dealer will promptly notify N&P of the use by any person of trademarks or trade names which are similar to the Marks or of any instances of possible infringement or other use of the Marks and/or Intellectual Property by third parties. N&P shall have the sole right to prosecute and defend the Marks and/or Intellectual Property, at its expense, and shall be entitled to receive all damages awarded in connection therewith.

ARTICLE 6
CONDITIONS OF SALE

6.1. The marketing by Dealer of the Products shall be subject to the provisions of this Agreement and subject to N&P's standard terms and conditions of sale in effect from time to

time to the extent that such terms and conditions are not inconsistent with the terms of this Agreement.

6.2. The prices of the Products sold by Dealer shall be determined from N&P's price lists published from time to time and in effect at the time of acceptance of the order, less any applicable discount then offered by N&P.

6.3. N&P shall give advance notice to Dealer regarding changes in prices, availability, and design of the Products.

6.4. Upon request by N&P, Dealer shall provide Dealer with copies of all communications between Dealer and customers and potential customers regarding the Products.

ARTICLE 7
LIMITED WARRANTY AND DISCLAIMER OF WARRANTIES

7.1. N&P will keep Dealer informed of N&P's limited warranty or warranties applicable to the Products as in effect from time to time (such warranty or warranties, as the case may be, shall herein be called the "Warranty"), and N&P will extend the appropriate Warranty to each customer who purchases the Products through Dealer upon the purchase of those Products by such customer.

7.2. **EXCEPT FOR ANY APPLICABLE WARRANTY RELATING TO THE PRODUCTS SPECIFICALLY COMMUNICATED BY N&P TO DEALER, IN WRITING, AS REQUIRED BY SECTION 7.1 ABOVE, N&P HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND/OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. N&P SHALL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.**

7.3. Dealer shall be solely responsible for compliance with all local ordinances, building codes, and all other laws and requirements relating to the sale, dealer, or installation of the Products. N&P shall not be responsible whatsoever for compliance with local ordinances, building codes, and other laws and requirements relating to the sale, dealer, or installation of the Products.

7.4. **Dealer hereby indemnifies N&P and holds N&P harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, including all attorneys' fees, costs or disbursements of any kind or nature whatsoever, in the United States, and otherwise, which may be imposed or incurred by or asserted against N&P arising from (a) Dealer's breach of any term, condition, or representation set forth in this Agreement, including but not limited any breach of Sections 2.2, 5.2, 5.5 and Article 9; (b) any claim for injuries or damages from the Products, the sale, dealer, or installation of the Products, or Dealer's services hereunder; and (c) any violation of local ordinances, building codes, and all other laws and requirements relating to the sale, dealer, or installation of the Products.**

7.5. Upon request by N&P, Dealer shall provide N&P with written proof of commercial liability insurance with limits and coverages and written by an insurance company reasonably acceptable to N&P.

ARTICLE 8
TERMINATION

8.1. This Agreement shall become effective as of the date hereof when executed by Dealer and N&P and shall continue for an initial term of two (2) years. Thereafter, this Agreement shall automatically renew for successive one (1) year terms, unless sooner terminated as hereinafter provided.

8.2. After the initial two (2) year term of this Agreement, either party may terminate this Agreement by written notice of termination delivered to the other, such termination to be effective not less than sixty (60) days after receipt by the other party of such notice.

8.3. N&P may terminate this Agreement by written notice of termination delivered to Dealer if Dealer breaches a material term or condition of this Agreement, including the restrictions against selling any products competitive with N&P's Products pursuant to Section 2.2, and such breach or failure is not remedied within sixty (60) days of such written notice.

8.4. This Agreement shall terminate automatically, and without the giving of notice in the event the Dealer shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty (30) days.

ARTICLE 9
TRANSACTIONS AFTER TERMINATION

9.1. Any termination of this Agreement shall not release Dealer from paying any amount which may then be owing to N&P or from any obligation to pay for any Products or parts which may have been ordered by Dealer and not shipped prior to such termination. In the event of any termination of this Agreement, all obligations owed by Dealer to N&P and to its affiliates shall become immediately due and payable on the effective date of termination.

9.2. Any termination of this Agreement shall also not release Dealer from its continuing obligations to N&P under Sections 2.2, 5.2, 5.5, and 7.4 and Article 9.

9.3. Upon termination of this Agreement, N&P shall fulfill its obligations to Dealer pursuant to any and all purchase orders submitted by Dealer and accepted by N&P prior to termination.

ARTICLE 10
COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION

Dealer acknowledges that, by reason of the services Dealer will provide to N&P hereunder, Dealer will acquire information ("Confidential Information") which is valuable to N&P because the information (a) relates to N&P's business, and (b) is not in the public domain. Confidential Information includes, but is not limited to, trade secrets as defined in Wisconsin Statute §134.90, research, product sources, sales data, product and sales development plans, internal procedures, information, data, copyrighted and trademarked materials, computer software programs, forms, customer and account data and lists, and other information regarding N&P's business practices, strategy, and customers.

Unlimited Period For Trade Secrets: At all times during the term of this Agreement and after termination of this Agreement (regardless of the reason for termination), Dealer shall at all times keep secret and confidential all trade secrets which Dealer has acquired before or during the term of this Agreement from N&P and shall not disclose the trade secrets to any person or entity or directly or indirectly use the trade secrets for Dealer's own advantage without the prior written consent of N&P.

Twenty-Four Month Period For Other Confidential Information. During the term of this Agreement and for a period of twenty-four (24) months after termination of this Agreement (regardless of the reason for termination), Dealer shall keep secret and confidential all Confidential Information (other than trade secrets covered by the prior paragraph) which Dealer has acquired before or during the term of this Agreement and will not disclose such Confidential Information to any person or directly or indirectly use such Confidential Information for Dealer's own advantage without the prior written consent of N&P.

Dealer further agrees that upon request of N&P or upon termination of this Agreement, Dealer shall immediately return to N&P all written and tangible material in Dealer's possession or control incorporating such Confidential Information and trade secrets hereunder, including all copies.

Dealer agrees that such period of time and scope are the minimum period of time and minimum scope necessary to protect N&P's interests. Dealer acknowledges that N&P will be irreparably damaged if Dealer breaches this confidentiality covenant. Therefore, Dealer agrees that N&P shall be entitled to obtain, from any court of competent jurisdiction, an injunction restraining any breaches of this covenant by Dealer. Such right to an injunction shall not limit other rights and remedies available to N&P by law or under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1. This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the parties hereto. No amendment, modification, termination, or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each party hereto and then such waiver or consent shall be effective only in the specific instance and for the specific

purpose for which given. No notice to or demand on Dealer in any case shall entitle it to any other or further notice or demand in similar or other circumstances. No failure or delay on the part of N&P in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11.2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. N&P may assign or otherwise transfer its rights under this Agreement upon thirty (30) days written notice to Dealer. Dealer may not assign or otherwise transfer its rights under this Agreement without the advanced express written consent of N&P which consent may be withheld by N&P for any reason in N&P's sole discretion.

11.3. All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and shall be sufficient (and shall be deemed to have been duly given or made upon receipt) if delivered in person, by commercial courier service, facsimile, email, or by registered or certified mail (postage prepaid, return receipt requested) to the attention of the party intended as the recipient thereof at the address of such party set forth on the first page hereof, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Article.

11.4. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Wisconsin, United States of America, including the Uniform Commercial Code as adopted by the State of Wisconsin, and shall not be governed by the United Nations Convention for the International Sale of Goods. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.5. The exclusive jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement, or the breach thereof, shall irrevocably be only in the Marquette County Circuit Court or the Federal District Court for the Western District of Wisconsin, United States of America. The prevailing party in any litigation shall be entitled to recover from the other party or parties all costs of the controversy, including but not limited to all attorneys' fees. Each party irrevocably consents to such jurisdiction and this choice of jurisdiction and venue is mandatory and not permissive, thereby precluding the possibility of litigation between the parties with respect to or arising out this Agreement in any other jurisdiction. Each party hereby irrevocably waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine, and agrees that the courts referenced above shall have personal jurisdiction and venue over each of them with regard to any dispute arising out of or relating to this Agreement.

11.6. Upon the entry of a judgment by a court with exclusive jurisdiction as provided in Section 11.5 above, Dealer agrees that Dealer shall not object to and shall affirmatively consent to the entry of such judgment by a court or other appropriate authority for purposes of enforcing and collecting such judgment against Dealer. Dealer hereby waives any and all rights Dealer may have to litigate or otherwise oppose the entry, enforcement, and collection of such judgment

against Dealer, if such judgment is entered by a court with exclusive jurisdiction as provided in Section 11.5 above.

11.7. N&P and Dealer are acting hereunder as independent contractors and not as partners or joint venturers. All expenses incurred by Dealer and/or its representatives or employees in connection with Dealer's performance of its duties in accordance with this Agreement shall be borne wholly by Dealer. Dealer is not authorized to pledge N&P's credit and may not extend credit in N&P's name without N&P's prior written consent. Dealer and Dealer's employees shall not be entitled to any benefits afforded to N&P's employees, including workers' compensation, disability insurance, professional liability insurance, vacation or sick pay. Dealer shall be responsible for providing, at Dealer's expense and in Dealer's name, disability, workers' compensation, commercial liability or other insurance, as well as licenses and permits usual or necessary for the promotion and sale of the Products. Dealer shall pay, when and as due, any and all taxes incurred as a result of Dealer's compensation, including estimated taxes, and shall provide N&P with proof of payment upon demand.

11.8. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, e-mail or mail, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

[Signature Lines on Following Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NELSON AND PADE, INC.

By: ______________________
Rebecca L Nelson, CEO

HIMALAYA TECHNOLOGIES, INC.

By:

____

Vikram Grover, CEO

SCHEDULE A
PRODUCTS

Clear Flow Aquaponic Systems®

Including, but not limited to these systems:

- Small Fry
- F5
- Home Garden
- Family Plus
- Family Farm Market
- MicroFarm 1, 2 or 3
- Hemp Systems
- Tropical Systems
- Commercial Systems with ZDEP® – Small, Large, Large w/LFB, Expanded Large
- Fish nursery Systems
- Fish Purge Systems

Aquaponic System Components

Aquaponic Growing Supplies

Online Aquaponics Master Class and other Online Courses

Once established in the aquaponics business as a successful grower using Nelson and Pade, Inc.'s systems, techniques and methods, at Nelson and Pade, Inc.'s sole discretion, Dealer will have the opportunity to become a Nelson and Pade, Inc. training facility, offering Nelson and Pade, Inc. sanctioned training courses.

SCHEDULE B

APPROVED RESALE AGREEMENTS

Vertical Crop Consultants, Inc.

SCHEDULE C

MARKETING PLAN

N & P will supply flyers and other printed materials, as needed. N & P's main website, www.aquaponics.com, will show current system models, specifications and pricing.

N & P's main website will present Dealer's contact information, company profile and Territory on the Dealer section of the website.

Dealer will offer tours of their N & P aquaponic greenhouse and systems to help promote the technology and introduce people to N & P's *Clear Flow Aquaponic Systems®.*

N & P will direct inquiries The Territory to the Dealer.